EXHIBIT 5.1



                                                              April 30, 1999



Xybernaut Corporation
12701 Fair Lakes Circle
Fairfax, Virginia  22033

Gentlemen:

         We have acted as counsel to Xybernaut Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 4,929,635 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), which includes 4,089,635 issuable upon conversion of the Company's Series D Preferred Stock (the "Conversion Shares"), par value $.01 per share and 840,000 shares issuable upon exercise of outstanding warrants (the "Warrant Shares"). The Warrant Shares and the Conversion Shares are collectively referred to herein as the "Shares."

          In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation,
(ii) By-laws and (iii) resolutions of the Company's board of directors. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Series D Preferred Stock and the Warrants, as applicable, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                    /s/ Parker Chapin Flattau & Klimpl, LLP

                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP


                                      E-39